Exhibit 4.2

XYLEM INC.

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

SUPPLEMENTAL INDENTURE NO. 1

Dated as of March 11, 2016

THIS SUPPLEMENTAL INDENTURE No. 1 (this “Supplemental Indenture No. 1”), dated as of March 11, 2016, is between XYLEM INC., an Indiana corporation (the “Company”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as Trustee (the “Trustee”).

R E C I T A L S

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated as of March 11, 2016 between the Company and the Trustee (the “Original Indenture” and, as amended and supplemented by this Supplemental Indenture No. 1, the “Indenture”), providing for the issuance from time to time of series of the Company’s Securities;

WHEREAS, Section 9.01(c) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to make any provisions with respect to matters or questions arising under the Base Indenture that do not adversely affect the interests of the Holders of Securities of any series in any material respect; and

WHEREAS, the Company and the Trustee wish to amend and supplement the Base Indenture as provided in this Supplemental Indenture No. 1; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture No. 1 and all requirements necessary to make this Supplemental Indenture No. 1 a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture No. 1 has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Relation to Base Indenture. This Supplemental Indenture No. 1 constitutes an integral part of the Base Indenture.

Section 1.02. Definition of Terms. For all purposes of this Supplemental Indenture No. 1:

(a) capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture;

(b) a term defined anywhere in this Supplemental Indenture No. 1 has the same meaning throughout;

(c) the singular includes the plural and vice versa; and

(d) headings are for convenience of reference only and do not affect interpretation.

ARTICLE 2

AMENDMENTS TO BASE INDENTURE

Section 2.01. Amendment of Section 1.01 of Base Indenture. The definitions contained in this Section 2.01 supersede and replace the definitions of the same terms contained in Section 1.01 of the Base Indenture, and such amendment shall be effective for every series of Securities issued thereunder, except as may be provided otherwise in a subsequent supplemental indenture to the Base Indenture.

“‘Paying Agent’ means, with respect to any Securities, any Person (or nominee of such Person) appointed by the Company to distribute amounts payable by the Company on such Securities. If at any time there shall be more than one such Person, ‘Paying Agent’ as used with respect to the Securities of any particular series shall mean the Paying Agent with respect to Securities of that series. As of the date of this Indenture, the Company has appointed Deutsche Bank Trust Company Americas as Paying Agent with respect to all Securities issuable hereunder.”

“‘Senior Vice President’, when used with respect to the Company, means any senior vice president, whether or not designated by a number or a word or words added before or after the title ‘senior vice president’.”

“‘Vice President’, when used with respect to the Company, means any vice president, whether or not designated by a number or a word or words added before or after the title ‘vice president’.”

Section 2.02. Addition of Section 1.16 of Base Indenture. The following provisions of this Section 2.02 are appended to Article I of the Base Indenture as Section 1.16 thereof, and such amendment shall be effective for every series of Securities issued thereunder, except as may be provided otherwise in a subsequent supplemental indenture to the Base Indenture.

“Section 1.16 PATRIOT Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (‘Applicable Law’), the Trustee is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee. Accordingly, each of the parties agree to provide to the Trustee, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee to comply with Applicable Law.”

Section 2.03. Amendment of Section 5.07(e) of Base Indenture. The following provisions of this Section 2.03 supersede and replace the provisions of clause (e) of Section 5.07 of the Base Indenture, and such amendment shall be effective for every series of Securities issued thereunder, except as may be provided otherwise in a subsequent supplemental indenture to the Base Indenture.

“(e) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Securities of such series; it being understood and intended that no one or more Holders of Securities of such series shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders of Securities of such series, or to obtain or to seek to obtain priority or preference over any other such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and proportionate benefit of all the Holders of all Securities of such series (it being understood that the Trustee does not have an affirmative duty to ascertain whether Holder actions or forbearances are unduly prejudicial to other Holders).”

Section 2.04. Amendments of Section 6.01(a)(ii) of Base Indenture. The following provisions of this Section 2.04 supersede and replace the provisions of subclause (ii) of clause (a) of Section 6.01 of the Base Indenture, and such amendment shall be effective for every series of Securities issued thereunder, except as may be provided otherwise in a subsequent supplemental indenture to the Base Indenture.

“(ii) in the absence of bad faith on its part, the Trustee may, with respect to Securities of such series, conclusively rely upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).”

Section 2.05. Amendments of Sections 6.03(e) and (f) of Base Indenture. The following provisions of this Section 2.05 supersede and replace the provisions of clauses (e) and (f) of Section 6.03 of the Base Indenture, and such amendment shall be effective for every series of Securities issued thereunder, except as may be provided otherwise in a subsequent supplemental indenture to the Base Indenture.

“(e) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Securityholders pursuant to this Indenture, unless such Securityholders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company;”

Section 2.06. Amendments of Sections 6.03(k) and (l) of Base Indenture. Clause (k) of Section 6.03 of the Base Indenture is amended by deleting the word “and” at the end thereof, and clause (l) of Section 6.03 of the Base Indenture is amended by appending the word “and” at the end thereof, and such amendment shall be effective for every series of Securities issued thereunder, except as may be provided otherwise in a subsequent supplemental indenture to the Base Indenture.

Section 2.07. Amendments of Section 6.03 of Base Indenture. The following provisions of this Section 2.07 are appended to Section 6.03 of the Base Indenture as clause (m) thereof, and such amendment shall be effective for every series of Securities issued thereunder, except as may be provided otherwise in a subsequent supplemental indenture to the Base Indenture.

“(m) the Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.”

Section 2.08. Amendments of Section 6.07 of Base Indenture. The following provisions of this Section 2.08 supersede and replace the provisions of Section 6.07 of the Base Indenture, and such amendment shall be effective for every series of Securities issued thereunder, except as may be provided otherwise in a subsequent supplemental indenture to the Base Indenture.

“Section 6.07 Compensation and Reimbursement. The Company covenants and agrees:

(a) to pay the Trustee from time to time, and the Trustee shall be entitled to, such compensation as the Company and the Trustee shall agree to in writing for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(b) except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture (including the reasonable compensation and the reasonable expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or willful misconduct; and

(c) to indemnify the Trustee and its agents for, and to hold them harmless against, any loss, liability or expense (including taxes other than taxes based upon, measured by or determined by, the income of the Trustee) incurred without negligence or willful misconduct on its part, arising out of or in connection with the acceptance or administration of this trust, including the reasonable costs and expenses of defending itself against any claim (whether asserted by the Company, or any Holder, or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder.

Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses or renders services in connection with an Event of Default specified in Sections 5.01(e) and 5.01(f) above, such expenses (including the reasonable charges and expenses of its counsel) and compensation for such services are intended to constitute expenses of administration under any applicable Federal or State bankruptcy, insolvency, reorganization, or other similar law. After an Event of Default occurs, the Trustee’s actions shall be considered a ‘substantial contribution’ under such law.

The Trustee shall have a lien prior to the Securities upon all property and funds held or collected by it as such for any amount owing to it or any predecessor Trustee pursuant to this Section 6.07, except with respect to funds held in trust for the benefit of the Holders of particular Securities.

The provisions of this Section 6.07 shall survive the resignation or removal of the Trustee and the satisfaction and discharge of this Indenture.”

ARTICLE 3

MISCELLANEOUS

Section 3.01. Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture No. 1, is in all respects ratified and confirmed, and this Supplemental Indenture No. 1 shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. All provisions included in this Supplemental Indenture No. 1 supersede any conflicting provisions included in the Base Indenture unless not permitted by law.

Section 3.02. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture No. 1.

Section 3.03. Governing Law. THIS SUPPLEMENTAL INDENTURE NO. 1 SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.04. Separability Clause. In case any provision in this Supplemental Indenture No. 1 or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.05. Counterparts. This Supplemental Indenture No. 1 may be executed in any number of counterparts each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 1 to be duly executed as of the day and year first written above.

XYLEM INC.

By:	/s/ Samir Patel
	Name:	Samir Patel
	Title:	Corporate Vice President & Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	Deutsche Bank National Trust Company

By:	/s/ Robert S. Peschler
	Name:	Robert S. Peschler
	Title:	Vice President

By:	/s/ Wanda Camacho
	Name:	Wanda Camacho
	Title:	Vice President

[Signature Page to Supplemental Indenture No. 1]